March 25, 1999



Board of Directors of
Tera Computer Company

Dear Sirs:

     I have supervised the corporate proceedings relative to the issuance of:

     1. 600,000 shares of common stock, $.01 par value (the "Common Stock"), and warrants to purchase 523,447 shares of Common Stock, of Tera Computer Company, a Washington corporation (the "Company"), and of the authorization of shares of Common Stock issuable upon exercise of such warrants pursuant to the Subscription Agreement, dated September 30, 1998, between the Company and Advantage Fund II Ltd. ("Advantage") and Koch Industries, Inc. ("Koch"), as amended by the Amendment Agreement, dated March 22, 1999, between Tera, Advantage, and Koch (the "September Subscription Agreement"); and

     2. 200,000 shares of Common Stock and warrants to purchase 174,482 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of the such warrants, pursuant to the Subscription Agreement, dated December 16, 1998, between the Company and Genesee Fund Limited - Portfolio B ("Genesee") and Koch, as amended by the Amendment Agreement, dated March 22, 1999, between Tera, Genesee, and Koch (the "December Subscription Agreement").

The shares of Common Stock issued to Advantage, Genesee, and Koch pursuant to the September Subscription Agreement and the December Subscription Agreement, as the case may be, are referred to herein as the "Shares." The warrants issued to Advantage, Genesee, and Koch pursuant to the September Subscription Agreement and the December Subscription Agreement, as the case may be, are referred to herein as the "Warrants."

     I also am familiar with the corporate proceedings relative to the incorporation of the Company and to its present corporate status. Based upon the foregoing and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington, with full corporate power to issue the Shares and the Warrants, and to issue the Common Stock reserved for issuance upon exercise of the Warrants.


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     2. The Shares have been duly authorized by appropriate corporate action and are validly issued, fully paid, and nonassessable.

     3. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for such purpose by appropriate corporate action. The shares of Common Stock issuable upon exercise of the Warrants will be validly issued, fully paid, and nonassessable upon such exercise.

                                       Very truly yours,

                                       KENNETH W. JOHNSON

                                       Kenneth W. Johnson, Esq.
                                       Vice President - Finance
                                       and General Counsel